Exhibit 99.1

Imperial appoints senior vice-president, upstream

•    B.P. Cahir to succeed T.G. Scott effective January 1

•    T.G. Scott appointed vice-president of XTO Energy Inc.

Calgary, AB – December 29, 2014 – Imperial Oil Limited announced today the appointment of B.P. (Bart) Cahir as senior vice-president, upstream, effective January 1.

Mr. Cahir, currently production manager and lead country manager for ExxonMobil Qatar Inc. succeeds T.G. (Glenn) Scott, who has been appointed vice-president, advisory and support team and international ventures, for XTO Energy Inc.

Joining ExxonMobil as a subsurface engineer in 1994, Mr. Cahir progressed through various assignments focused on upstream oil and gas operations in the United States. In 2004, he moved to ExxonMobil’s headquarters as a planning and business analyst for the Asia-Pacific and Middle East regions.

Mr. Cahir was relocated to Indonesia in 2006, where he was appointed vice-president, engineering and later vice-president, production. During this time, he also served as a director for PT Arun LNG. In these roles he was responsible for oversight of ExxonMobil’s gas production and LNG manufacturing assets in North Aceh, Indonesia.

In 2010, Mr. Cahir moved to Qatar to become vice-president and joint interest manager as well as general manager for the Al Khaleej gas project. He was appointed production manager, and lead country manager, in 2012, where he was responsible for leading the interface of all ExxonMobil-affiliated activities in Qatar in partnership with Qatar Petroleum as well as joint ventures between Qatar Petroleum International and ExxonMobil abroad.

An American and Irish citizen, Mr. Cahir holds a Bachelor of Science in Petroleum and Natural Gas Engineering from Penn State University.